SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Filed by the registrant [X]

                 Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting  material  pursuant  to  Rule  14a-11(c)  or  Rule  14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             Tiger Telematics, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transactions applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid: 0

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee  is offset as  provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing party:
    (4) Date filed:

                                        Tiger Telematics, Inc.
                                        10201 Centurion Parkway North Ste. 600
                                        Jacksonville, FL 32256
                                        Phone: 904-279-9240

      May 25, 2004

Dear Shareholders:

The Special Meeting of Shareholders of Tiger Telematics, Inc., a Deleware corporation (the "Company") will be held at the offices of the company at 10201 Centurion Parkway North Ste. 600, on July 9, 2004, at 11:00 a.m. Eastern Time, to consider and to vote upon the following matter:

Approval of an amendment to the Company's Certification of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of directors to determine which, if any, of these reverse stock spots to effect.

The accompanying proxy statemetn contains a more complete description of this proposal.

Only shareholders or record at the close of business on May 25, 2004 are entitled to notice of, and to vote at, the Special shareholder's meeting.

All shareholders are extended a cordial invitation to attend the Special Meeting of Shareholders.

By order of the Board of Directors

 /s/ Michael W. Carrender
----------------------------------
Michael Carrender, CEO
Jacksonville, FL 32256

May 25, 2004

      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON July 9, 2004

NOTICE IS HEREBY GIVEN, that Special Meeting of Shareholders of Tiger Telematics, Inc, a Deleware corporation, will be held at the Company's offices located at 10201 Centurion Parkway North Ste. 600 Jacksonville, FL 32256 on July 9, 2004 at 11:00 a.m. Eastern Standard time for the following purposes:

(1) Approval of an amendment to the Company's Certification of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of directors to determine which, if any, of these reverse stock spots to effect.

The Company has fixed the close of business on May 25, 2004 as the Record Date for the determination of Company shareholders entitled to receive notice of, and to vote at, the Non Standard Meeting and any adjournment thereof.


                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                             /s/ Michael W. Carrender
                                            -------------------------
                                            Michael W. Carrender, CEO
                                            Jacksonville, FL
                                            Date: May 25, 2004

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON HAVE THE RIGHT TO REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON, IF THEY SO DESIRE.

                        ----------------------------------

                             Tiger Telematics, Inc.

                                 PROXY STATEMENT

                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON July 9, 2004


I. INTRODUCTION

The Board of Directors of Tiger Telematics, Inc., a Deleware corporation (the "Company"), is soliciting the accompanying Proxy in connection with its Special Meeting of Shareholders of the Company to be held at 11:00 a.m. Eastern Standard Time on July 9, 2004, at 10201 Centurion Parkway North Ste. 600 Jacksonville, FL, 32256 and any adjournments thereof. The Notice of Special Meeting and Proxy Card were mailed to shareholders on or about May 25, 2004.

II. OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed the close of business on May 25, 2004, as the record date for the determination of those holders of Common Stock of the Company entitled to receive notice of, and vote at, the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on the record date, there were 416,133,617+ shares of the Company's Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted on at the meeting. Holders of Common Stock are not entitled to cumulative voting rights. A majority of the shares entitled to vote present in person or represented by proxy at the Special Meeting, is required for approval of each of the Company's proposals.

Shares of Common Stock that are represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such common shares will be voted "FOR" approval of the proposal and in the discretion of the proxy holders for any other matter that may properly come before the Non Standard Meeting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum, and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote a particular matter, then in such instance, the shares covered by such "non-vote" proxy shall be deemed to be present at the meeting for purposes of determining a quorum, but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing with the Chief Executive Officer of the Company, Mr. Michael Carrender, at 10201 Centurion Parkway North. Ste. 600 Jacksonville, FL a written revocation of such proxy, or by executing and delivering a duly- executed proxy bearing a later date, or by simply voting the common shares covered thereby by separate written ballot to be disseminated at the Special Meeting.

In addition to soliciting proxies by mail, officers, directors and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally, or by telephone, telegram or other forms of communication, including wire facsimile. The Company has not retained a proxy solicitation firm, and instead, will use its own best efforts to solicit as many proxies as practicable in the time available before the Special Meeting.

1. PROPOSAL NUMBER ONE - Approval of an amendment to the Company's Certification of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of directors to determine which, if any, of these reverse stock spots to effect.

The Board of Directors has determined that it is in the best interests of the Copmany and its stockholders to approve an amendment to Articles of our Certificate of Incorporation to effect a reverse stock split of the outstanding common stock of not less than 1 for 10 and not more than 1 for 50 , with the Board of Directors having the authority to determine which, if any, of these reverse stock splits to effect. The Board of Directors approved the reverse stock split primarily as a means of facilitating an increase in the share price of our common stock in order to meet applicable Nasdaq listing requirements. Our common stock is not currently listed on Nasdaq, and a minimum bid price of $4.00 per share is required for an initial listing on The Nasdaq SmallCap Market. The minimum bid price is measured by the closing bid for the common stock. The Board of Directors believes it is in the Company's best interest to be listed on the Nasdaq National Market or in alternate, Nasdaq SmallCap Market.

In addition, the reverse stock split will provide the Company with increased flexibility to use common stock, as the need arises, for possible future financing transactions or for other general corporate purposes. We currently have no specific arrangements, understandings or agreements to issue any additional shares of common stock beyond this amount. However, in the normal course of business, we continually evaluate alternative proposals concerning common stock issuances, and the proposed reverse stock split will effectively increase the number of shares of common stock available for issuance by the Company.

The proposed reverse stock split will reduce the number of issued and outstanding shares of our common stock as described below in "Implementation and Effects of Reverse Stock Split". However, the proposed reverse stock split will not change the number of authorized shares of common stock by the company, or the par value of our common stock.


NASDAQ LISTING

Our common stock traded on the OTC Bulletin Board until May 29, 2003, at which time the common stock was removed from Bulletin Board trading due to our failure to remain current with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, sometimes referred to as the Exchange Act. As a result, our common stock is currently traded on a limited basis on the OTC U.S. Market, often referred to as the "Pink Sheets".

The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders that we seek to a Nasdaq listing as soon as we are eligible to do so. The Company prefers to apply for such a listing as soon as it is eligble. The Company prefers to apply for a Nasdaq National Market Listing. Because the initial and continued listing standards for The Nasdaq SmallCap Market are less rigorous than the listing standards for The Nasdaq National Market, the Board of Directors believes that it will first become eligible for listing on The Nasdaq SmallCap Market. Therefore, for purposes of this proxy statement references below are done only as respect to the NAsdaq SmallCap Market. In order to obtain a listing on The Nasdaq SmallCap Market, we must demonstrate, among other requirements, a common stock bid price of at least $4.00 per share. We do not currently satisfy this requirement. The closing price per share of our common stock is and has been under $4.00. The closing price per share was $0.46 on the record date for the special meeting.

After consideration, the Board of Directors has determined that the likelihood of the Company meeting the Nasdaq SmallCap Market's initial listing requirement of $4.00 per share will be substantially enhanced by amending our Certificate of Incorporation to effect a reverse stock split of our common stock. Such an amendment would require the approval of a majority of the shares of our outstanding voting stock, which is why the Board of Directors has called the special meeting.

RANGE OF REVERSE STOCK SPLITS

Because it is difficult to predict market conditions at the time the reverse stock split may be effected, we do not know the appropriate reverse stock split ratio that may be necessary to accomplish our goals related to the reverse stock split. Therefore, we believe it would be in the best interests of the stockholders if the Board of Directors had the flexibility to determine the appropriate reverse stock split ratio immediately prior to effecting the reverse stock split. In making this determination, the Board of Directors may consider various factors, including prevailing market conditions , the trading prices of our common stock on the Pink Sheets, and the steps we would need to take to achieve compliance with the minimum bid price requirement and other listing regulations of Nasdaq (see "Nasdaq Listing" and "Risks Associated with the Reverse Stock Split"). A significant factor for consideration will be the trading price of our common stock on the days leading up to the date of the reverse stock split. Based on the price of our common stock at that time, the Board of Directors would select the authorized stock split that it believes is sufficient to increase our trading price to satisfy the initial listing requirements of The Nasdaq SmallCap Market of $4.00 per share. However, the Board of Directors may also, in its discretion, select an authorized stock split which will result initially in a closing bid stock price below $4.00, if the Board believes there to be a reasonable possibility of a subsequent increase in the trading price sufficient to reach the $4.00 listing minimum.

Accordingly, the Board is asking that the stockholders approve a range of reverse stock splits of not less than 1 for 10 and not more than 1 for 50 and authorize the Board of Directors to determine which of the reverse stock splits, if any, in the specified range to implement. A vote in favor of this proposal will be a vote for approval of each of the reverse stock split ratios in the specified range, and for the granting of authority to the Board of Directors to effectuate one of the reverse stock splits as the Board of Directors deems advisable at the time the reverse stock split is to be effected. Stockholder approval of this proposal also gives the Board of Directors the discretion to abandon the reverse stock split if it deems it to be in the best interests of the Company.

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  * the market price per new share of our common stock after the reverse stock split, or "New Shares", will rise in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split, or "Old Shares"; or

  * the market price per New Share will either exceed or remain in excess of the minimum bid price as required by Nasdaq or that we will otherwise meet the requirements of Nasdaq for an initial listing for trading on Nasdaq.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split will likely significantly reduce the trading volume of our common stock and could otherwise adversely affect the liquidity of our common stock.

It is also important to note that even if we are able to meet the minimum bid price requirement after the reverse stock split, we will still need to meet the other standards applicable to the Company required for an initial listing on Nasdaq including:

  * either (a) stockholders' equity of $5 million, (b) a market capitalization of $50 million or (c) net income of $750,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

  *  at least 1,000,000 shares publicly held;

  * a $5 million market value of shares not held directly or indirectly by any officer or director of the Company, or by any person who is the beneficial owner of more than 10% of the total shares outstanding;

  *  at least 300 stockholders each holding 100 or more shares;

  *  at least three registered and active market makers; and

  *  compliance with mandated corporate governance requirements.

If we fail to meet any of these requirements for initial listing on The Nasdaq SmallCap Market, even if we meet the minimum bid price requirement subsequent to the approval of this reverse stock split proposal, the Company may still not qualify for initial listing. In addition, even if we qualify for initial listing under all of these requirements, we will still not be eligible for Nasdaq listing until we become current with our SEC filings and regain compliance with the periodic reporting requirements of the Exchange Act. Further, even if we obtain an initial listing on The Nasdaq SmallCap Market, we will be required to continue to meet standards in order to maintain our listing, including:

  * either (a) stockholders' equity of $2.5 million or (b) a market capitalization of $35 million or (c) net income of $500,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

  *  at least 500,000 shares publicly held;

  * a $1 million market value of shares not held directly or indirectly by any officer or director of Cadiz, or by any person who is the beneficial owner of more than 10% of the total shares outstanding;

  *  at least 300 stockholders each holding 100 or more shares;

  *  at least two registered and active market makers; and

  *  compliance with mandated corporate governance requirements.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

GENERAL. The Board of Directors will be authorized to effect a reverse stock split and to select the reverse stock split ratio, from within the approved range, as deemed appropriate by the Board of Directors considering market and other relevant conditions and the trading price of our common stock at that time. Depending on the reverse stock split ratio selected by the Board of Directors, at the time the reverse stock split is effected, every 10 to 50 shares of the common stock outstanding will automatically be combined and converted into one share of common stock. For example, if the Board of Directors selected a 1 for 10 reverse stock split, every 10 shares of the common stock outstanding will be combined and converted into one share of common stock.

The reverse stock split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, referred to as the "effective time". Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

The reverse stock split will not affect the number of shares of common stock that the Board of Directors is authorized to issue pursuant to our Certificate of Incorporation. However, it will have the effect of increasing the number of shares of common stock available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

The reverse stock split would also have the following effects:

  * all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options or warrants, a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10th ) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to some multiple (for instance, in the case of a 1 for 10 reverse stock split, 10 ) times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

  * the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced by a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10th ) of the number of shares currently included in such plans;

The reverse stock split will be effected simultaneously, and the exchange number will be the same, for all of our outstanding common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than the number of shares to be converted into one share as a result of the reverse stock split. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act of 1934, as amended, sometimes referred to as the Exchange Act.

Upon stockholder approval, the Board of Directors will be authorized, but not required, to proceed with the reverse stock split. The Board of Directors may delay its decision to execute the reverse stock split indefinitely.

FRACTIONAL SHARES. No certificates for fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number of shares to be converted into one share as a result of the reverse stock split will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the high and low sales prices (as adjusted to reflect the reverse stock split) of our common stock, as last reported on the Pink Sheets immediately prior to the effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payments as described herein.

The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Since we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount we will be required to pay for fractional share interests. However, we expect the amount will not be material.

You will not have to pay any service charges in connection with the exchange of your certificates or the payment of cash in lieu of fractional shares.

You should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain them directly from the state to which they were paid.

ACCOUNTING MATTERS. The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock will be reduced by a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10 ) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the proposals in this proxy statement, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

EXCHANGE OF STOCK CERTIFICATES

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Madison Stock Company will act as exchange agent for purposes of implementing the exchange of stock certificates. Any Old Shares submitted for transfer, whether pursuant to a sale, other dispositions or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

BOARD OF DIRECTORS' DISCRETION

Even if the stockholders approve the reverse stock split, the Company reserves the right not to effect the reverse stock split if in the Board of Directors' opinion it would not be in the best interests of the Company and its stockholders to effect such a reverse stock split.

NO DISSENTERS' RIGHTS

Under Delaware law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following summary of material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, this summary does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, this summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The summary is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as "capital assets" , as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with his or her own tax adviser with respect to the tax consequences of the reverse stock split.

Other than with respect to any cash received instead of a fractional share of Tiger Telematics common stock, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore, reduced by the basis attributable to any fractional share for which cash is received. In general, a stockholder who receives cash instead of a fractional share of Tiger common stock as a result of the reverse stock split will be treated as if such fractional share was received and then redeemed by Tiger. The stockholder will recognize capital gain or loss based on the difference between the adjusted basis in the fractional share redeemed and the amount of cash received. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional share should not be material in amount in view of the low value of the fractional share. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax adviser with respect to all of the potential tax consequences of the reverse stock split.

PROPOSAL NUMBER ONE CALLS Approval of an amendment to the Company's Certification of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of directors to determine which, if any, of these reverse stock spots to effect. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NUMBER ONE.

OTHER MATTERS

We do not intend to bring any matters before the special meeting other than approval of the reverse split amendment to our certificate of incorporation, and we know of no other matters to be brought before the meeting by others. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will have authority to vote on them in their discretion.




BY ORDER OF THE BOARD OF DIRECTORS,


 /s/ Michael Carrender
------------------------
Michael Carrender, CEO
Jacksonville, FL
May 25, 2004